Exhibit 99.1

MacroPore,Inc.
6740 Top Gun Street

San Diego, California  92121

March 22, 2002

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re:	Confirmation of Receipt of Assurances from Arthur Andersen LLP

Ladies and Gentlemen:

             MacroPore, Inc. (“MacroPore”) has received a representation letter from Arthur Andersen LLP (“Andersen”), MacroPore’s independent public accountants, in connection with the issuance of Andersen’s audit report included in MacroPore’s Annual Report on Form 10–K for the fiscal year ended December 31, 2001.  In its letter, Andersen represented to MacroPore that Andersen’s audit of the balance sheets of MacroPore as of December 31, 2001 and 2000, and the related statements of operations and comprehensive income, stockholder’s equity and cash flows for the years then ended, was subject to Andersen’s quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Very truly yours,

/s/ Christopher J. Calhoun

Christopher J. Calhoun
Vice–Chairman of the Board,
Chief Executive Officer and Secretary